Exhibit 4.1
JOHNSON & JOHNSON
COMPANY ORDER

Pursuant to the authorization of the Finance Committee of the Board of Directors of Johnson & Johnson, a New Jersey corporation (the "Company"), in an action taken on August 12, 2010 by unanimous written consent of such committee in lieu of a special meeting of Directors, the undersigned, being duly authorized, hereby approve the issuance of one or more Notes of the Company, with the terms and provisions as described below, pursuant to and further subject to an Indenture dated as of September 15, 1987, by and between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company, which succeeded Harris Trust and Savings Bank), as supplemented by the First Supplemental Indenture dated as of September 1, 1990.

TITLE:	2.95% Notes Due September 1st, 2020
(the “2.95% Notes”)

4.50% Notes Due September 1st, 2040
(the “4.50% Notes” and collectively with the
2.95% Notes, the “Notes”)

PRINCIPAL AMOUNT:                                                    $550 million of the 2.95% Notes

$550 million of the 4.50% Notes

INTEREST RATE:                                                             2.95% per annum on the 2.95% Notes
and 4.50% per annum on the 4.50%
Notes, in each case payable
semiannually on September 1 and March 1
of each year, commencing March 1,
2011, to the holders of record at the
close of business on August 15 and February
15 next preceding such interest payment dates.

MATURITY DATE:                                                          September 1, 2020 for the 2.95% Notes

September 1, 2040 for the 4.50% Notes

OFFERING PRICE:                                                             98.289% of the principal amount plus
accrued interest, if any, from August 17,
2010 to the date of closing

97.884% of the principal amount plus
accrued interest, if any, from August 17,
2010 to the date of closing

PLAN OF DISTRIBUTION:
A public offering underwritten by J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Goldman Sachs & Co., Banc of America Securities LLC, Deutsche Bank Securities Inc., RBS Securities Inc., BNP Paribas Securities Corp., HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA) Inc., Williams Capital Group, L.P.

UNDERWRITING DISCOUNT:	0.45% of the principal amount for the 2.95% Notes

0.875% of the principal amount for the 4.50% Notes

OPTIONAL REDEMPTION:	Yes, as set forth in the forms of the Notes

MANDATORY REDEMPTION:                                      None

LISTING:                                                                              None

PLACE AND MANNER OF
PAYMENT:	The principal of and interest on the Notes will be payable as set forth in the forms of the Notes.

DENOMINATIONS:	Minimum denomination of $2,000 and additional increments of $1,000

EVENTS OF DEFAULT:	As set forth in the forms of the Notes

CURRENCY:	Payable in U.S. dollars

SECURITY:	The Notes will be issued in the form of Global Securities, which will be deposited with, or on behalf of, the Depositary.

DEPOSITARY:	The Depository Trust Company, New York.

[Signature Page to Follow]

Signature	Title	Date

/s/ WILLIAM C. WELDON	Chairman and Chief Executive Officer	August 12, 2010
William C. Weldon

/s/ STEPHEN J. COSGROVE	Corporate Controller	August 12, 2010
Stephen J. Cosgrove

/s/ JOHN A. PAPA	Treasurer	August 12, 2010
John A. Papa